FOR IMMEDIATE RELEASE
Core Molding Technologies Reports Fiscal 2026 First Quarter Results
First Quarter Delivers New Wins of $17 million, Margin Expansion, Strategic Investment Progress, and Early Signs of Cycle Recovery

COLUMBUS, OH, May 7, 2026 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico, today reported financial and operating results for the three months ended March 31, 2026.

Eric Palomaki, the Company’s President and Chief Executive Officer, said, “The first quarter delivered $17 million in new business wins, gross margin expansion to 20.4%, and continued progress on our strategic Mexico investments. As expected, total sales declined modestly in the first quarter, but our top-line performance does not capture the momentum building across our portfolio. The heavy- and medium-duty truck market remains in a down cycle, and we expect this to persist through the first half of 2026. We delivered a strong sales performance across Powersports—both water and land—along with meaningful contributions from new product categories. The first-quarter gross margin demonstrates our continued pursuit of margin expansion through diversification across Core’s operating model.

“Our Invest for Growth initiatives, and this year’s Must Win Battle focused on Mexico, are translating into tangible results. That progress reflects the disciplined operating model and execution capabilities we have built over the past several years and reinforces our confidence in Core’s long-term growth trajectory. We are also seeing increases across truck orders, supported by pre-buy activity and new program launches tied to our 2024-and-beyond wins. As visibility for the second half improves, we will continue to update our full-year sales outlook in line with customer demand.”

Alex Panda, the Company’s EVP and Chief Financial Officer, commented, “As expected, first quarter sales declined primarily due to the ongoing truck down cycle, which was meaningfully offset by strong demand in the Powersports end market. The gross margin of 20.4% reflected continued operating discipline, prudent cost control, footprint optimization, and favorable program mix. Typical seasonality, mix shifts, and planned tooling revenues support our expectation for full-year gross margin in the range of 17% to 19%."

“Our outlook remains unchanged, and we continue to expect 2026 sales to be flat to up approximately 5% year-over-year. We believe SMC compound wins and demand across other end markets will help offset the truck down cycle during the first half of the year. Based on current visibility, we expect the truck cycle to begin recovering in the second half of 2026, with momentum continuing through 2027.”

First Quarter 2026 Highlights

•Total net sales of $58.6 million decreased 4.7% year-over-year, mainly from expected truck demand, which was mostly offset by meaningful increases in Power sports demand.
•Gross margin of $12.0 million, or 20.4% of net sales, up from 19.2%, or 120 basis point improvement over the year-ago quarter. Sequentially, gross margin improved 520 basis points from 15.2% in the prior year fourth quarter.
•Selling, general, and administrative expenses of $11.2 million, or 19.1% of net sales, compared to $8.9 million, or 14.6% for the prior year first quarter. Excluding succession plan costs of $0.9 million and Mexico expansion related expense of $2.1 million, selling, general and administrative expense totaled $8.2 million or 14.0% of net sales.
•Operating income of $0.8 million, or 1.3% of net sales, compared to operating income of $2.8 million, or 4.6% of net sales for the prior year first quarter.
•Net income of $0.6 million, or $0.07 per diluted share, compared to net income of $2.2 million, or $0.25 per diluted share for the prior year first quarter. Adjusted net income1 of $3.2 million, or $0.37 per diluted share.
•Adjusted EBITDA1 of $7.3 million, or 12.5% of net sales, compared to $7.2 million, or 11.7% for the prior year first quarter. Sequentially, Adjusted EBITDA as a percent of net sales improved to 12.5% compared to 10.2% in the prior year fourth quarter.
•On March 11, 2026, the Board authorized an increase of 6,500,000 shares as part of the Company's repurchase program.
◦During the first quarter, 24,545 shares were repurchased at an average price of $18.62, totaling $457,000.

1Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures as defined and reconciled below.

2026 Capital Expenditures

Capital expenditures totaled $3.8 million in the first quarter of 2026, including $3.2 million related to the Company's Mexico expansion project. For the full year 2026, the Company expects capital spending of approximately $25 million to $30 million, including $18 million to $20 million allocated to the Mexico expansion. The Company generated a trailing twelve-month Return on Capital Employed1 of 6.8%, or 7.9% excluding cash.

Financial Position at March 31, 2026

The Company’s total liquidity at the end of the first fiscal quarter 2026 was $73.5 million, with $23.5 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility, and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $19.3 million at March 31, 2026. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal first quarter.

1 Adjusted EBITDA, term debt-to-trailing twelve months Adjusted EBITDA and return on capital employed are non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the quarter ended March 31, 2026. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through May 14, 2026, by calling (855) 669-9658 and using passcode ID: 2850190. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; business conditions in the plastics, transportation, power sports, utilities and commercial product industries (including changes in demand for production); the availability and price increases of raw materials; general macroeconomic, social, regulatory and political conditions, including uncertainties surrounding volatility in financial markets; the imposition of new or increased tariffs and the resulting consequences; safety and security conditions in Mexico; costs and other resources related to Core Molding Technologies' efforts to expand its customer base and grow its business, and provide on-time delivery to customers; the Company’s decision to pursue new products and initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations; the ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; the Company’s financial position or other financial information; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; cybersecurity incidents or other similar disruptions; and other risks and uncertainties described in the Company’s filings with the SEC. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
Alex Panda
Executive Vice President & Chief Financial Officer
apanda@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
smartin@threepa.com, shooser@threepa.com
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three months ended March 31,
	2026	2025
Net sales:
Products	$57,460	$61,012
Tooling	1,123	435
Total net sales	58,583	61,447

Total cost of sales	46,605	49,664

Gross margin	11,978	11,783

Selling, general and administrative expense	11,214	8,944

Operating income	764	2,839

Other (income) and expense
Net interest expense	86	16
Net periodic post-retirement benefit	(117)	(110)
Total other (income) and expense	(31)	(94)

Income before income taxes	795	2,933

Income tax expense	190	750

Net income	$605	$2,183

Net income per common share:
Basic	$0.07	$0.25
Diluted	$0.07	$0.25

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three months ended March 31,
	2026	2025
Medium and heavy-duty truck	$19,535	$29,560
Power sports	20,697	14,206
Building products	5,174	6,379
Industrial and utilities	5,324	5,370
All other	6,730	5,497
Net product revenue	$57,460	$61,012

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	March 31,	As of
	2026	December 31,
	(unaudited)	2025
Assets:
Current assets:
Cash and cash equivalents	$23,507	$38,058
Accounts receivable, net	53,488	30,831
Inventories, net	22,433	19,715
Prepaid expenses and other current assets	17,645	14,724
Total current assets	117,073	103,328

Right of use asset	15,152	14,494
Property, plant and equipment, net	86,838	86,940
Goodwill	17,376	17,376
Intangibles, net	3,250	3,479
Other non-current assets	2,661	2,515
Total Assets	$242,350	$228,132

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$2,231	$2,075
Accounts payable	17,703	14,924
Contract liabilities	15,593	5,018
Compensation and related benefits	5,258	4,988
Accrued other liabilities	7,719	7,168
Total current liabilities	48,504	34,173

Other non-current liabilities	1,916	1,935
Lease liabilities	13,529	13,113
Long-term debt	17,035	17,639
Post retirement benefits liability	3,145	3,101
Total Liabilities	84,129	69,961

Stockholders' Equity:
Common stock	86	85
Paid in capital	47,998	47,503
Accumulated other comprehensive income, net of income taxes	3,956	3,938
Treasury stock	(40,987)	(39,918)
Retained earnings	147,168	146,563
Total Stockholders' Equity	158,221	158,171
Total Liabilities and Stockholders' Equity	$242,350	$228,132

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three months ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$605	$2,183
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,057	3,214
Loss on disposal of property, plant and equipment	—	4
Share-based compensation	495	631
Losses (gain) on foreign currency	186	212
Change in operating assets and liabilities:
Accounts receivable	(22,657)	(6,625)
Inventories	(2,718)	(949)
Prepaid and other assets	(2,716)	(2,304)
Accounts payable	3,727	10,912
Accrued and other liabilities	10,894	(1,099)
Post retirement benefits liability	(102)	(80)
Net cash used in operating activities	(9,229)	6,099

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,784)	(1,772)
Net cash used in investing activities	(3,784)	(1,772)

Cash flows from financing activities:
Payments for taxes related to net share settlement of equity awards	(612)	(262)
Purchase of treasury stock	(457)	(916)
Payment on principal on term loans	(469)	(478)
Net cash used in financing activities	(1,538)	(1,656)

Net change in cash and cash equivalents	(14,551)	2,671

Cash and cash equivalents at beginning of period	38,058	41,803

Cash and cash equivalents at end of period	$23,507	$44,474

Cash paid for:
Interest	$267	$396
Income taxes	$729	$98

Non cash investing activities:
Fixed asset purchases in accounts payable	$33	$403

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) restructuring and severance costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Debt-to-trailing twelve months adjusted EBITDA represents total outstanding debt divided by trailing twelve months Adjusted EBITDA. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment. Trailing twelve months return on capital employed represents the trailing twelve months earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. Adjusted Net Income represents net income before severance cost (net of tax).

We present Adjusted EBITDA, Adjusted EBITDA as a percent of net sales, debt-to-trailing twelve months adjusted EBITDA, Free Cash Flow and trailing twelve months Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, and Debt to trailing twelve months adjusted EBITDA and trailing twelve months Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended
	March 31,
	2026	2025
Net income	$605	$2,183
Provision for income taxes	190	750
Total other expenses(1)	(31)	(94)
Depreciation and amortization	3,037	3,194
Share-based compensation	495	631
Succession plan costs	924	500
Mexico expansion related costs	2,102	—
Adjusted EBITDA	$7,322	$7,164

Adjusted EBITDA as a percent of net sales	12.5%	11.7%

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Trailing Twelve Months
Net income	$4,052	$1,877	$3,083	$605	$9,617
Provision for income taxes	1,311	779	642	190	2,922
Total other expenses(1)	(149)	(83)	(133)	(31)	(396)
Depreciation and amortization	3,157	3,093	3,386	3,037	12,673
Share-based compensation	494	521	142	495	1,652
Succession plan costs	479	—	476	924	1,879
Footprint optimization and Mexico Expansion Costs (restructuring)	$200	$220	$—	$2,102	$2,522
Adjusted EBITDA	$9,544	$6,407	$7,596	$7,322	$30,869

Total Outstanding Term Debt as of March 31, 2026					$19,266

Debt to Trailing Twelve Months Adjusted EBITDA					0.62

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed
(unaudited, in thousands)

	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Trailing Twelve Months
Operating Income	$5,214	$2,573	$3,592	764	$12,143

Equity					158,221
Structured Debt					19,266
Total Capital Employed					$177,487

Return on Capital Employed					6.8%

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed Excluding Cash
(unaudited, in thousands)

	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Trailing Twelve Months
Operating Income	$5,214	$2,573	$3,592	764	$12,143

Equity					158,221
Structured Debt					19,266
Less Cash					(23,507)
Total Capital Employed, Excluding Cash					$153,980

Return on Capital Employed, Excluding Cash					7.9%

Core Molding Technologies, Inc.
Free Cash Flow
Three Months Ended March 31, 2026 and 2025
(unaudited, in thousands)

	2026	2025
Cash flow (used in) provided by operations	$(9,229)	$6,099
Purchase of property, plant and equipment	(3,784)	(1,772)
Free cash flow (deficit)	$(13,013)	$4,327

Core Molding Technologies, Inc.

Adjusted Net (Loss) Income per Share
(unaudited, in thousands)

	Three Months Ended March 31,
	2026	2025
Net Income	$605	$2,183
Succession plan costs (net of tax)	$925	$395
Mexico expansion related expense (net of tax)	$1,650	$—
Adjusted net income	$3,182	$2,185

Weighted average common shares outstanding - basic	$8,574,000	$8,621,000
Weighted average common and potentially issuable common shares outstanding- diluted	$8,766,000	$8,816,000

Net income per share - basic	0.07	0.25
Succession plan costs (net of tax)	0.11	0.05
Mexico expansion related expense (net of tax)	$0.19	$—
Adjusted net income per share - basic	$0.37	$0.30

Net income per share - diluted	$0.07	$0.25
Succession plan costs (net of tax)	0.11	0.04
Mexico expansion related expense (net of tax)	$0.19	$—
Adjusted net income per share - diluted	$0.37	$0.29